Exhibit 99.1

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For More Information:
AT U.S. FRANCHISE SYSTEMS, INC.     AT THE FINANCIAL RELATIONS
                                    BOARD:
Barbara Wiener                      Bill Murphy               Susan Steidle

(404) 235-7400                      (312) 266-7800            (312) 266-7800

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 12, 1998

       U.S. Franchise Systems CLOSES ACQUISITION of Hawthorn Suites Brand
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Atlanta, March 12, 1998 - U.S. Franchise Systems, Inc. (Nasdaq: USFS) today announced that it has acquired full ownership of its Hawthorn Suites brand from HSA, the company controlled by Pritzker family business interests that owned the Hawthorn Suites brand, following shareholder approval of the transaction on March 11, 1998. Hawthorn Suites is an upper-end extended stay hotel chain that has grown significantly under U.S. Franchise Systems, Since acquiring the Hawthorn Suites brand less than 2 years ago, USFS has expanded the chain from 18 to 30 properties open, with 18 under construction and an additional 84 under development.

In the transaction, U.S. Franchise Systems issued 2.222 million shares of its Class A common stock to HSA's successor, bringing total Class A and Class B common shares outstanding to a total of 14.775 million. As a result of the transaction, Pritzker family business interests have become one of USFS' three largest shareholders, with approximately 15 percent of the fully diluted outstanding shares. Among its holdings, Pritzker family business interests own Hyatt Hotels. In addition, Doug Geoga, president of Hyatt Hotels Corporation (age 42), joins U.S. Franchise Systems' board of directors, raising the number of board members to eight.

The acquisition eliminates royalties that U.S. Franchise Systems would have owed HSA under the original agreement's royalty-sharing arrangement, and removes restrictions on U.S. Franchise Systems' ability to purchase other hotel brands. Mike Leven, president and CEO of U.S. Franchise Systems, said, "With this transaction, USFS gains more than $2 million of franchise royalty fees from the 30 Hawthorn Suites properties currently open. While that revenue will be offset, in part, by non-cash amortization expenses related to the transaction, we do not incur any additional operating expenses. As a result, the transaction is immediately accretive."

                                    more.../

U.S. Franchise Systems Close Acquisition of Hawthorn...2/


About U.S. Franchise Systems
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Based in Atlanta, Georgia, U.S. Franchise Systems, Inc. was formed in August 1995 by Michael A. Leven, who has 37 years of experience in the lodging industry, and Neal K. Aronson, former principal of the New York investment firm Odyssey Partners, L.P. The company purchased the franchise system rights to Microtel Inn, Microtel Suites and Microtel Inn & Suites in September 1995. Microtel properties are all newly constructed, interior corridor, budget hotels with an average daily rate between $35 and $45. In April 1996, the company acquired the franchise rights to Hawthorn Suites, which offers side-by-side living and sleeping rooms and fully equipped kitchens, complimentary daily hot breakfast buffet and evening refreshments. It introduced the mid-market brand extension, Hawthorn Suites LTD., for extended stay and overnight travel, in 1997. Earlier this month, Hawthorn became one of the first extended-stay hotel chains to expand to international markets with the opening of a property in Tel Aviv, Israel. U.S. Franchise Systems, which completed its initial public offering in October 1996, is traded on the Nasdaq National Market System using the symbol USFS.


  Certain of the above statements are forward looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including competitive developments, and risk factors listed from time to time in the Company's SEC reports.


 for more information on u.s. franchise systems, inc. via facsimile at no cost, simply dial 1-800-pro-info and enter the ticker symbol usfs.


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